Exhibit 99.1	Press release dated July 28, 2009.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES SECOND QUARTER RESULTS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that its second quarter 2009 net sales decreased 24.3% to $165.9 million compared to net sales of $219.3 million for the second quarter of 2008. The Company had net income of $10.7 million for the second quarter of 2009 compared to net income of $20.4 million for the second quarter of 2008. Diluted net income per common share was $0.22 for the second quarter of 2009 compared to diluted net income per common share of $0.42 for the second quarter of 2008. In the first half of 2009, net sales decreased 26.3% to $285.2 million as compared to net sales of $386.9 million for the first half of 2008. Net income was $2.3 million for the first half of 2009 as compared to net income of $28.7 million for the first half of 2008. Diluted net income per common share was $0.05 for the first half of 2009 as compared to $0.59 for the first half of 2008.

In the second quarter of 2009, sales declined throughout the United States. California and the western and southeastern regions had the largest decreases in sales. Sales during the quarter also decreased throughout Europe, with the exception of France, and decreased in the United Kingdom and Canada. Sales in France were flat, primarily due to the acquisition of Agence Internationale Commerciale et Industrielle, S.A.S. (“Aginco”) in April 2009. Sales in Asia, although relatively small, have increased as Simpson Strong-Tie has recently expanded its presence in the region. Simpson Strong-Tie’s second quarter sales decreased 26.0% from the same quarter last year, while Simpson Dura-Vent’s sales increased 1.3%. Simpson Strong-Tie’s sales to dealer distributors and contractor distributors decreased significantly as homebuilding activity, and general economic conditions, remain weak. Sales to home centers decreased slightly. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of Simpson Dura-Vent’s Direct-Vent and gas vent product lines decreased, but the decrease was offset by increases in sales of chimney and pellet vent products, as well as an increase in sales of special gas vent and relining products resulting from the acquisition of ProTech Systems, Inc. (“ProTech”) in June 2008.

Income from operations decreased 41.6% from $32.4 million in the second quarter of 2008 to $18.9 million in the second quarter of 2009. Gross margins decreased from 38.2% in the second quarter of 2008 to 36.9% in the second quarter of 2009. The decrease in gross margins was primarily due to reduced absorption of fixed overhead, as a result of lower production volumes, as well as higher manufacturing costs, including higher costs of material and labor. The decline in steel prices slowed in the second quarter of 2009. The Company expects steel prices to increase as demand returns to the market. Through the first half of 2009, the Company had focused on reducing inventories, which came down by 24.5%.

Research and development expense decreased 8.0% from $5.6 million in the second quarter of 2008 to $5.2 million in the second quarter of 2009. This decrease was primarily due to a $0.3 million decrease in personnel related expenses. Selling expense decreased 23.9% from $22.1 million in the second quarter of 2008 to $16.9 million in the second quarter of 2009. The decrease resulted primarily from a $3.1 million decrease in expenses associated with sales and marketing personnel, most of which was related to cost cutting measures, and a $1.8 million decrease in promotional expenditures. General and administrative expense decreased 14.5% from $23.8 million in the second quarter of 2008 to $20.3 million in the second quarter of 2009. The decrease was the result of several factors, including a decrease in cash profit sharing of $3.0 million, lower administrative personnel expenses of $0.8 million, related in part to cost cutting measures, and decreased legal and professional service expenses of $0.7 million. These decreases were partly offset by higher amortization of intangible assets of $0.9 million, primarily related to the businesses acquired since June 2008. The Company had interest expense in excess of interest income, primarily related to maintenance fees on its line of credit, in the second quarter of 2009, as compared to interest income in the second quarter of 2008. Interest income decreased primarily due to lower interest rates. The effective tax rate was 43.3% in the second quarter of 2009, up from 38.0% in the second quarter of 2008. The effective tax rate is higher than the statutory rate primarily due to the valuation allowances taken on foreign losses and a reduced benefit from the reduction or loss of enterprise zone tax credits at two of the Company’s facilities in California.

In the first half of 2009, sales declined throughout the United States. California and the western and southeastern regions had the largest decreases in sales. Sales during the period also decreased throughout Europe and the United Kingdom as well as in Canada. Simpson Strong-Tie’s first half sales decreased 27.4% from the same period last year, while Simpson Dura-Vent’s sales decreased 11.6%. Simpson Strong-Tie’s sales to dealer distributors and contractor distributors decreased significantly as a result of the weakness in the U.S. housing market. Sales to home centers decreased slightly. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of Simpson Dura-Vent’s Direct-Vent and gas vent product lines decreased, but the decrease was partly offset by an increase in sales of pellet vent products, as well as an increase in sales of special gas vent and relining products resulting from the acquisition of ProTech in June 2008.

Income from operations decreased 81.3% from $45.8 million in the first half of 2008 to $8.6 million in the first half of 2009. Gross margins decreased from 36.2% in the first half of 2008 to 32.2% in the first half of 2009. The decrease in gross margins was primarily due to reduced absorption of fixed overhead, as a result of lower production volumes, as well as higher manufacturing costs, including higher costs of material and labor.

Research and development expense decreased 6.4% from $10.7 million in the first half of 2008 to $10.0 million in the first half of 2009. This decrease was primarily due to decrease in professional service fees of $0.4 million and a $0.1 million decrease in personnel related expenses. Selling expense decreased 21.6% from $41.9 million in the first half of 2008 to $32.9 million in the first half of 2009. The decrease resulted primarily from a $5.1 million decrease in expenses associated with sales and marketing personnel, most of which was related to cost cutting measures, and a $2.8 million decrease in promotional expenditures. General and administrative expense decreased 2.8% from $41.6 million in the first half of 2008 to $40.5 million in the first half of 2009. The decrease resulted from a decrease in cash profit sharing of $4.5 million partly offset by increased bad debt charges, taken in the first quarter of 2009, of $2.2 million and higher amortization of intangible assets of $1.0 million, primarily related to the businesses acquired since June 2008. Interest income decreased 96.1% from $1.6 million in the first half of 2008 to $0.1 million in the first half of 2009, primarily due to lower interest rates. The effective tax rate was 73.0% in the first half of 2009, up from 39.5% in the first half of 2008. The effective tax rate is higher than the statutory rate primarily due to the valuation allowances taken on foreign losses and a reduced benefit from the reduction or loss of enterprise zone tax credits at two of the Company’s facilities in California.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, July 29, 2009, at 6:00 am Pacific Time. To participate, callers may dial 800-894-5910. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and six months ended June 30, 2009 and 2008 (unaudited), are as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2009	2008	2009	2008
Net sales	$165,923	$219,263	$285,246	$386,919
Cost of sales	104,686	135,398	193,295	246,796
Gross profit	61,237	83,865	91,951	140,123

Research and development and engineering expenses	5,161	5,610	10,025	10,713
Selling expenses	16,852	22,134	32,877	41,942
General and administrative expenses	20,315	23,767	40,478	41,641

Income from operations	18,909	32,354	8,571	45,827

Loss in equity method investment, before tax	(21)	–	(214)	–
Interest income (expense), net	(38)	505	64	1,634
Income before taxes	18,850	32,859	8,421	47,461

Provision for income taxes	8,167	12,478	6,147	18,728
Net income	$10,683	$20,381	$2,274	$28,733

Net income per share:
Basic	$0.22	$0.42	$0.05	$0.59
Diluted	0.22	0.42	0.05	0.59

Cash dividend declared per common share	$0.10	$0.10	$0.20	$0.20

Weighted average shares outstanding:
Basic	49,016	48,593	49,001	48,584
Diluted	49,114	48,936	49,099	48,933

Other data:
Depreciation and amortization	$7,751	$7,587	$14,599	$15,007
Pre-tax stock compensation expense	486	920	1,043	1,856

The Company’s financial position as of June 30, 2009 and 2008, and December 31, 2008 (unaudited), is as follows:

	June 30,		December 31,
(Amounts in thousands)	2009	2008	2008
Cash and short-term investments	$169,132	$162,098	$170,750
Trade accounts receivable, net	118,646	139,162	76,005
Inventories	190,153	232,575	251,878
Assets held for sale	7,887	7,887	8,387
Other current assets	22,839	17,597	20,577
Total current assets	508,657	559,319	527,597

Property, plant and equipment, net	193,958	199,055	193,318
Goodwill	79,858	69,500	68,619
Other noncurrent assets	47,424	42,209	40,666
Total assets	$829,897	$870,083	$830,200

Trade accounts payable	$22,574	$46,362	$21,675
Line of credit and current portion of long-term debt	27	3,177	26
Other current liabilities	47,658	61,111	50,193
Total current liabilities	70,259	110,650	71,894

Other long-term liabilities	9,659	12,076	9,280
Stockholders’ equity	749,979	747,357	749,026
Total liabilities and stockholders’ equity	$829,897	$870,083	$830,200

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.